EXHIBIT 99.1

MUSCLEPHARM PROVIDES UPDATE ON CORPORATE INITIATIVES

Denver – April 18, 2012 -- MusclePharm Corporation (OTCBB: MSLP), a nutritional supplement company focusing on active lifestyles, today provided an update regarding to its business and corporate activities.

The Company is finalizing agreements with two top U.S. retail chain stores to supply MusclePharm supplements and its MMA Elite branded product. These two chains have more than 9,000 stores combined nationwide. In addition to its recent entry into Canada, MusclePharm is utilizing capital to expand sales and distribution into international markets, initially focusing on the European Union, the United Kingdom, Brazil and the Middle East.

The Company’s Board of Directors met on Tuesday April 17, 2012 at company headquarters in Denver. Jeremy Deluca, president and chief marketing officer, and John Bluher, executive vice president and chief operating officer, attended the meeting. The Board of Directors has resolved or adopted the following measures:

•	To establish a five member board, with three independent directors, by no later than May 31, 2012. Board invitation letters and directors and officers questionnaire forms were approved;
•	Charters for the Compensation Committee, Audit Committee, Nominating and Corporate Governance Committee;
•	A new stock trading policy for employees and contractors was adopted;
•	A hotline policy was adopted;
•	Corporate Governance guidelines and a Code of Ethics were adopted;
•	An audit pre-approval policy for the Audit Committee was established; and
•	A form for an Omnibus 2012 Employee Stock Incentive Plan and forms of performance-based awards were adopted.

The Board engaged Strategic Apex Group, LLC of Los Angeles, an executive and board compensation consulting firm, to review, analyze and compare MusclePharm’s executive compensation policies and structure with competitors and industry peers. As part of the engagement, Strategic Apex Group has been tasked with devising a new plan that fairly compensates the Company’s executives based on performance and provides long-term incentives, grows executive ownership and aligns compensation with growth of margins and net income.

The Company said that senior executives Brad Pyatt, Cory Gregory, and Jeremy Deluca have agreed to release their current compensation agreements, which were entered into last year, and execute new agreements effective May 1, 2012 for the current year. Strategic Apex Group will provide analysis on a market based compensation plan to implement for the Company’s executives.

“We now have a business plan, capital plan and corporate plan in place for 2012 that reflect the Company’s current stage of growth and development,” said, John Bluher, chief operating officer of MusclePharm. “We are not only focused on growing our business but also moving as effectively as possible to qualify for listing on a national stock exchange. The recently announced retirement of all of our convertible notes, combined with the addition of several new customers and the Board’s recent actions have rapidly moved the Company toward achieving our goals.”

ABOUT MUSCLEPHARM CORPORATION

MusclePharm is a healthy life-style company that develops and manufactures a full line of NSF International and Informed Choice approved nutritional supplements that are free of banned substances. Based on years of research at the MusclePharm Sports Science Center, the products are created through an advanced six-stage research protocol involving the expertise of top nutritional scientists and field tested by more than one hundred elite professional athletes from various professional sports leagues including the National Football League, Mixed Martial Arts and Major League Baseball. The Company's products address all categories of an active lifestyle, including muscle building, weight loss and maintaining general fitness through a daily nutritional supplement regimen. MusclePharm is sold in more than 120 countries and available in over 10,000 U.S. retail outlets, including Dick’s Sporting Goods, GNC, Vitamin Shoppe, Vitamin World and Walmart. MusclePharm products also are sold through more than 100 online stores, including bodybuilding.com, Amazon.com and Vitacost.com. For more information, please visit www.musclepharm.com.

FORWARD LOOKING STATEMENTS

The information contained herein includes forward-looking statements. These statements include, but are not limited to, future events or to future financial performance, including challenges which may be faced in connection with the Company’s growth and seeking a future listing on a national stock exchange, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Undue reliance should not be placed on forward-looking statements, since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. Readers are encouraged to read the Company’s reports filed with the SEC, including its Form 10-K for the year ended December 31, 2011, for a description of these uncertainties. MusclePharm assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, contact:

MusclePharm

Cory Gregory, President

303-396-6100

Or

PondelWilkinson Inc.

Roger Pondel/Robert Jaffe

310-279-5980

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